Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Caliper Life Sciences, Inc.

We have audited the accompanying consolidated balance sheets of Caliper Life Sciences as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Caliper Life Sciences at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2009, the Company adopted Financial Accounting Standards Board Accounting Standards Update 2009-13, Multiple-Deliverable Revenue Arrangements and Accounting Standards Update 2009-14, Certain Revenue Arrangements that Include Software Elements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Caliper Life Sciences' internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2011 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 11, 2011

CALIPER LIFE SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$24,614	$34,522
Marketable securities	10,232	3,525
Accounts receivable, net of allowance for doubtful accounts of $1,060 and $804 in 2010 and 2009, respectively	26,544	26,816
Inventories	14,004	11,525
Prepaid expenses and other current assets	2,916	2,385

Total current assets	78,310	78,773
Property and equipment, net	9,765	9,107
Intangible assets, net	27,797	25,222
Goodwill	27,958	21,011
Other assets	592	359

Total assets	$144,422	$134,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,820	$5,114
Accrued compensation	8,830	8,085
Other accrued liabilities	11,160	9,735
Deferred revenue and customer deposits	13,503	12,390
Current portion of accrued restructuring	2,091	1,449
Borrowings under credit facility (Note 10)	—	14,900

Total current liabilities	42,404	51,673
Noncurrent portion of accrued restructuring	1,839	2,232
Other noncurrent liabilities	8,360	6,429
Deferred tax liability	1,131	1,128
Commitments and contingencies (Note 11)

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 52,064,675 and 49,324,699 shares issued and outstanding in 2010 and 2009, respectively	52	49
Additional paid-in capital	396,609	383,306
Accumulated deficit	(306,361)	(310,637)
Accumulated other comprehensive income	388	292

Total stockholders’ equity	90,688	73,010

Total liabilities and stockholders’ equity	$144,422	$134,472

See accompanying notes.

CALIPER LIFE SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2010	2009	2008
	(In thousands, except per share data)
Revenue:
Product revenue	$85,988	$86,149	$85,149
Service revenue	25,146	31,471	37,734
License fees and contract revenue	12,562	12,792	11,171

Total revenue	123,696	130,412	134,054

Costs and expenses:
Cost of product revenue	43,739	49,636	52,178
Cost of service revenue	13,767	21,398	24,739
Cost of license revenue	2,036	1,487	1,477
Research and development	17,951	17,881	19,921
Selling, general and administrative	45,318	44,886	48,987
Impairment of goodwill (Note 8)	—	—	43,365
Amortization of intangible assets	4,826	6,589	8,313
Restructuring charges, net	2,103	739	4,605

Total costs and expenses	129,740	142,616	203,585

Operating loss	(6,044)	(12,204)	(69,531)
Interest income	33	58	259
Interest expense	(383)	(739)	(1,053)
Gain on divestitures (Note 4)	11,386	4,942	2,119
Other (expense) income, net	(344)	(63)	521

Income (loss) before income taxes	4,648	(8,006)	(67,685)
Provision for income taxes	(372)	(219)	(607)

Net income (loss)	$4,276	$(8,225)	$(68,292)

Net income (loss) per common share, basic	$0.09	$(0.17)	$(1.42)
Net income (loss) per common share, diluted	$0.08	$(0.17)	$(1.42)
Shares used in computing net income (loss) per common share, basic	50,105	48,896	48,114
Shares used in computing net income (loss) per common share, diluted	52,356	48,896	48,114

See accompanying notes.

CALIPER LIFE SCIENCES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Stockholders’ Equity
	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income/(Loss)	Equity
	(In thousands, except shares)
Balances at December 31, 2007	47,678,611	$48	$374,629	$(234,120)	$629	$141,186
Net loss	—	—	—	(68,292)	—	(68,292)
Foreign currency translation loss	—	—	—	—	(400)	(400)
Change in unrealized loss on available-for-sale securities	—	—	—	—	(47)	(47)

Comprehensive loss						(68,739)
Issuance of common stock pursuant to stock plans	917,622	1	710	—	—	711
Stock-based compensation expense	—	—	3,580	—	—	3,580

Balances at December 31, 2008	48,596,233	49	378,919	(302,412)	182	76,738
Net loss	—	—	—	(8,225)	—	(8,225)
Foreign currency translation gain	—	—	—	—	167	167
Change in unrealized loss on available-for-sale securities	—	—	—	—	(57)	(57)

Comprehensive loss						(8,115)
Issuance of common stock pursuant to stock plans	728,466	—	506	—	—	506
Stock-based compensation expense	—	—	3,881	—	—	3,881

Balances at December 31, 2009	49,324,699	49	383,306	(310,637)	292	73,010
Net income	—	—	—	4,276	—	4,276
Foreign currency translation gain	—	—	—	—	93	93
Change in unrealized gain on available-for-sale securities	—	—	—	—	3	3

Comprehensive income						4,372
Issuance of common stock upon acquisition of CRi	1,648,641	2	10,332	—	—	10,334
Issuance of common stock pursuant to stock plans	1,091,335	1	(402)	—	—	(401)
Stock-based compensation expense	—	—	3,373	—	—	3,373

Balances at December 31, 2010	52,064,675	$52	$396,609	$(306,361)	$388	$90,688

See accompanying notes.

CALIPER LIFE SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009	2008
	(In thousands)
Operating activities
Net income (loss)	$4,276	$(8,225)	$(68,292)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	7,232	9,583	12,042
Stock-based compensation expense, net	3,373	3,882	3,580
Gain on divestitures	(11,386)	(4,942)	(2,119)
Impairment of goodwill	—	—	43,365
Non-cash restructuring charges, net	2,103	739	4,605
Foreign currency transaction losses (gains)	390	338	(466)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(231)	(1,200)	2,125
Inventories	(1,270)	6,105	(1,213)
Prepaid expenses and other current assets	(547)	92	(254)
Accounts payable and other accrued liabilities	1,920	(3,349)	(2,432)
Accrued compensation	(1,378)	3,399	(1,555)
Deferred revenue and customer deposits	1,007	(1,619)	646
Other noncurrent liabilities	496	(1,211)	1,457
Payments of accrued restructuring obligations, net	(1,663)	(1,649)	(2,686)

Net cash from operating activities	4,322	1,943	(11,197)

Investing activities
Purchases of marketable securities	(15,960)	(5,702)	(2,946)
Proceeds from sales of marketable securities	1,901	400	400
Proceeds from maturities of marketable securities	7,355	4,847	2,711
Other assets	7	55	729
Purchases of property and equipment	(2,307)	(1,572)	(2,900)
Acquisition of CRi, net of cash acquired	(7,580)	—	—
Proceeds from divestitures	16,500	10,430	17,800

Net cash from investing activities	(84)	8,458	15,794

Financing activities
Borrowings under credit facility	12,900	27,500	4,000
Payments of credit facility	(27,800)	(27,500)	(2,000)
Payments of capital leases and other obligations	(107)	—	—
Proceeds from issuance of common stock	900	609	1,075

Net cash from financing activities	(14,107)	609	3,075
Effect of exchange rates on changes in cash and cash equivalents	(39)	(155)	286
Net (decrease) increase in cash and cash equivalents	(9,908)	10,855	7,958
Cash and cash equivalents at beginning of year	34,522	23,667	15,709

Cash and cash equivalents at end of year	$24,614	$34,522	$23,667

Supplemental disclosure of cash flow information
Interest paid	$263	$902	$1,220
Income taxes paid	$301	$77	$415

Supplemental disclosure of non-cash investing activities
Purchase of fixed assets under capital leases	$482	$—	$—
Issuance of common stock in connection with CRi acquisition	$10,334	$—	$—
Assumption of liability from legal settlement in connection with CRi acquisition	$1,758	$—	$—

See accompanying notes.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

Caliper Life Sciences, Inc. (Caliper) was incorporated in the state of Delaware on July 26, 1995. Caliper develops and sells innovative and enabling products and services to the life sciences research community, a customer base that includes pharmaceutical and biotechnology companies, and government and other not-for-profit research institutions. Caliper’s strategy is to transform drug discovery and development by offering technologies and services that ultimately enhance the ability to predict the effects that new drug candidates will have on humans. Caliper believes that its integrated systems, consisting of instruments, software and reagents, laboratory automation tools and assay and discovery services enable researchers to better understand the basis for disease and more effectively discover safe and effective drugs.

Financial Statement Presentation and Principles of Consolidation

Caliper’s financial statements include the accounts of its wholly owned operating subsidiaries including Cambridge Research & Instrumentation, Inc. (CRi), Xenogen Corporation (Xenogen), NovaScreen Biosciences Corporation (NovaScreen), Caliper Life Sciences Limited (United Kingdom), Caliper Life Sciences Ltd. (Canada), Caliper Life Sciences N.V. (Belgium), Caliper Life Sciences GmbH (Germany), Caliper Life Sciences SA (France), and Caliper Life Sciences AG (Switzerland). All significant intercompany balances and transactions have been eliminated in consolidation. Caliper’s financial statements include the results of operations of its divested subsidiary, Xenogen Biosciences Corporation (XenBio) up to and through December 11, 2009, the date of the divestiture.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents and Marketable Securities

Caliper considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. Management determines the appropriate classification of its investment securities at the time of purchase and re-evaluates such determination at each reporting date. Management has classified Caliper’s marketable securities as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are carried at fair value based on quoted market prices, with unrealized gains and losses reported in a separate component of stockholders’ equity. Realized gains and losses and declines in value, if any, judged to be other than temporary on available-for-sale securities are reported in other income or expense. The cost of securities sold is based on the specific identification method.

Caliper invests its excess cash in U.S. government and agency securities, debt instruments of financial institutions and corporations, and money market funds with strong credit ratings. Caliper has established guidelines regarding diversification of its investments and their maturities to maintain safety and liquidity.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Customer Accounts Receivable

Customer accounts receivable are stated at billed amounts, net of related reserves. No collateral is required on these trade receivables. The majority of sales made by Caliper do not include any return rights or privileges. Caliper has historically not experienced significant credit losses in connection with its customer receivables but does consider historic trends and existing economic conditions in establishing reserve requirements.

Inventories

Inventories for use in the manufacture of Caliper’s instruments include electronic and optical components, devices and accessories either produced or purchased from original equipment manufacturers. Inventories for use in the manufacture of certain chips used with Caliper’s LabChip systems consist primarily of glass, quartz and reagents and certain other chips are manufactured for Caliper using advanced plastics. Inventories are stated at the lower of cost or market, reflect appropriate reserves for potential obsolete, slow moving or otherwise impaired material, and include appropriate elements of material, labor and overhead.

Property and Equipment

Additions to property and equipment are recorded at cost. Major replacements and improvements are capitalized, while general repairs and maintenance are expensed as incurred. Depreciation commences once the assets have been placed in service, and is computed using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets, which primarily range from three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the assets or the lease term, generally four to ten years.

Impairment of Long-Lived Assets

Caliper reviews long-lived assets and identifiable intangibles which have definite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment exist, recoverability of assets to be held and used is assessed by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Recoverability measurement and estimating of undiscounted cash flows is done at the lowest possible levels for which there are identifiable cash flows. This is referred to as the “asset group.” If the aggregate undiscounted cash flows are less than the carrying value of the asset group, the next step is to determine the fair value of the asset group. If the fair value of the asset group is less than the carrying value of the asset group, impairment exists and that impairment is allocated to each individual asset in the group based on its relative book value; however, in no circumstances would an individual asset be written down below its fair value. Caliper also performs an annual assessment of impairment for all indefinitely-lived intangible assets. If the fair value exceeds the carrying value of the asset, then the intangible is not impaired. If the fair value is less than the carrying value, then an impairment charge is recorded equal to the difference. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Caliper performed its assessments in 2010 and concluded that no indicators of impairment existed for its long-lived assets.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, other current assets, accounts payable and other accrued expenses approximate fair value due to their short-term maturities. Caliper’s available-for-sale marketable securities are carried at fair value based on quoted market prices, consistent with the requirements of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 320, Accounting for Certain Investments in Debt and Equity Securities. Under Caliper’s credit facility, any amounts outstanding are carried at book value as outstanding amounts approximate fair value as monthly interest payments are indexed based on the prime rate.

Revenue Recognition

General Policy

Caliper recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured or probable, as applicable. Product revenue is recognized upon passage of title, which for the majority of sales occurs when goods are shipped under Caliper’s standard terms of “FOB origin.” Revenue associated with customer product purchases delivered under terms of “FOB destination” is deferred until the product is received by the customer. Revenues on shipments subject to customer acceptance provisions are recognized only upon customer acceptance provided all other revenue recognition criteria are met. In general, sales made by Caliper do not include general return rights or privileges. In the limited circumstance where a right of return exists, Caliper recognizes revenue when the right has lapsed. Based upon Caliper’s prior experiences, sales returns have not been significant and therefore a general provision for sales returns or other allowances is not recorded at the time of sale. Revenue from services offered by Caliper is generally recognized as the services are performed (or, as applicable, ratably over the contract service term in the case of annual maintenance contracts). Provision is made at the time of sale for estimated costs related to Caliper’s warranty obligations to customers.

Cash received from customers as advance deposits for undelivered products and services including contract research and development services, is recorded within customer deposits until revenue is recognized. Revenue related to annual maintenance contracts or other remaining undelivered performance obligations is deferred and recognized upon completion of the underlying performance criteria.

Product Revenue

Product revenue is recognized upon the shipment and transfer of title to customers and is recorded net of discounts and allowances. Revenues on shipments subject to customer acceptance provisions are recognized only upon customer acceptance provided all other revenue recognition criteria are met. Customer product purchases are generally delivered under standardized terms of “FOB origin” with the customer assuming the risks and rewards of product ownership at the time of shipping from Caliper’s warehouse. Revenue associated with customer product purchases delivered under terms of “FOB destination” is deferred until product is delivered to the customer. In accordance with Accounting Standards Update (ASU) No. 2009-13, Caliper defers the relative selling price of any elements that remain undelivered after product shipment and/or acceptance (as applicable), such as remaining services to be performed.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Service and Annual Maintenance Agreements

Caliper’s general policy is to recognize revenue as services are performed, typically using the proportional performance method based upon defined outputs or other reasonable measures as applicable, or ratably over the contract service term in the case of annual maintenance contracts. Customers may purchase optional warranty coverage during the initial standard warranty term and annual maintenance contracts beyond the standard warranty expiration. These optional service offerings are not included in the price Caliper charges customers for the initial product purchase. Under Caliper’s standard warranty, the customer is entitled to repair or replacement of defective goods.

Licensing and Royalty

Revenue from up-front license fees is recognized when the earnings process is complete and no further obligations exist. If further obligations exist, the up-front license fee is recognized ratably over the obligation period. Royalties and milestone payments under licenses are recorded as earned in accordance with contract terms, when third-party results are reliably measured and collectability is reasonably assured. Imaging patent rights granted to commercial imaging customers are recognized ratably over the term of the license.

Contract Revenue

Revenue from contract research and development services is recognized as earned based on the performance requirements of the contract. Non-refundable contract fees, unless based upon time and materials, time and expense, or substantive milestones, are generally recognized using the proportional performance method.

Multiple Element Arrangements

Caliper’s revenue arrangements often include the sale of an instrument, consumables, software, service, technology licenses, installation and training. Revenue arrangements may include one of these single elements, or may incorporate one or more elements in a single transaction or combination of related transactions. During the third quarter of 2009, Caliper adopted the guidance of ASU No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements, and ASU No. 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements which were ratified by the Financial Accounting Standards Board (FASB) Emerging Issues Task Force on September 23, 2009. ASU No. 2009-13 affects accounting and reporting for all multiple-deliverable arrangements.

The amendments in ASU No. 2009-14 provide that tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are no longer within the scope of the software revenue guidance in Subtopic 985-605. In addition, the amendments require that hardware components of a tangible product containing software components always be excluded from the software revenue guidance.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

ASU No. 2009-13 establishes a selling price hierarchy for determining the selling price of a deliverable in a sale arrangement. The selling price for each deliverable is based on vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or estimated selling price if neither VSOE or TPE is available. The amendments in this ASU eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. The relative selling price method allocates any discount in the arrangement proportionately to each deliverable on the basis of the deliverable’s selling price. Caliper adopted these standards in the third quarter of 2009, effective January 1, 2009 and on a prospective basis thereafter. The adoption of these standards did not materially affect Caliper’s results and continued to be immaterial in 2010.

Imaging

Caliper’s Imaging products typically contain the following elements: the imaging instrument, software, installation services, training services, post-contract support services (PCS), and for Caliper’s commercial customers, a method patent license. Prior to ASU 2009-14, Caliper accounted for these instruments under the software revenue recognition guidance as the software was determined to be more than incidental to the instrument. As a result of the adoption of ASU 2009-14, Caliper has concluded that the software functions together with the instrument to deliver the instrument’s essential functionality, and thus is no longer subject to the guidance of Subtopic 985-605. As such, Caliper now uses the guidance of ASC 605-25, as updated by ASU 2009-13, to allocate arrangement consideration to each element of the arrangement.

As required by ASU 2009-13, when allocating arrangement consideration, a determination of selling price must be made for each element of the arrangement. Where VSOE exists for an element, Caliper has used VSOE as the selling price. Caliper generally and historically has demonstrated VSOE for installation services, training services, PCS, and its method patents. Caliper’s Imaging instruments are always delivered together with software. As such, VSOE does not exist for these elements. Caliper concluded that sufficient TPE does not exist to serve as a basis for determining selling price due to the unique and proprietary technologies offered in its products; however, Caliper has considered any TPE information that is available in its estimates of selling price. As a result, Caliper has estimated the selling price of the combined Imaging instrument and software. In estimating selling prices, Caliper considers a number of factors including: Caliper’s pricing policies and objectives, information gathered from its experience in customer negotiations, market research and information, recent technological trends and innovation, the nature of any services purchased by the customer, and competitor pricing (where available).

Research

Caliper’s Research products, which include microfluidic and automation offerings, typically contain the following elements: the instrument, software, installation services, training services and for Caliper’s microfluidic customers, the microfluidic chip. Caliper uses the guidance of ASC 605-25, as updated by ASU 2009-13, to allocate arrangement consideration to each element of the arrangement.

As required by ASU 2009-13, when allocating arrangement consideration, a determination of selling price must be made for each element of the arrangement. Where VSOE exists for an element, Caliper has used VSOE as the selling price. Caliper generally and historically has demonstrated VSOE for installation services, training services and its microfluidic chips. Caliper’s Research instruments and software are rarely sold separately. As such, VSOE does not exist for these elements. Caliper concluded that sufficient TPE does not exist to serve as a basis for determining selling price due to the unique and proprietary technologies offered in its products; however, Caliper has considered any TPE information that is available in its estimates of selling price. Caliper has estimated the selling price of the combined Research instrument and software. In estimating selling prices, Caliper considers a number of factors including: Caliper’s pricing policies and objectives, information gathered from our experience in customer negotiations, market research and information, recent technological trends and innovation, the nature of any services purchased by the customer, and competitor pricing (where available).

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Segment Reporting

Caliper currently operates in one business segment, the development and commercialization of life science instruments and related consumables and services for use in drug discovery and other life sciences research and development. Caliper’s entire business is comprehensively managed by a single management team that reports to the Chief Executive Officer. Caliper does not operate its core lines of product and services as separate business entities, nor does it accumulate discrete financial information with respect to separate product and service areas. As such, Caliper does not have separately reportable segments as defined by FASB ASC 280, Disclosure about Segments of an Enterprise and Related Information. Refer to Note 17 for discussion regarding Caliper’s geographical activities.

Goodwill

In accordance with FASB ASC 805, Business Combinations, and FASB ASC 350, Goodwill and Other Intangible Assets, goodwill and certain other intangibles are not amortized but are instead subject to periodic impairment assessments. Caliper performs a test for the impairment of goodwill annually following the related acquisition, or more frequently if events or circumstances indicate that goodwill may be impaired. Because Caliper has a single operating segment which is the sole reporting unit, Caliper performs this test by comparing the fair value of Caliper with its carrying value, including goodwill. If the fair value exceeds the carrying value, goodwill is not impaired. If the book value exceeds the carrying value, Caliper would calculate the potential impairment loss by comparing the implied fair value of goodwill with the book value of goodwill. If the implied fair value of goodwill is less than the book value, an impairment charge would be recorded equal to the difference.

Caliper performs an annual impairment analysis of goodwill to determine if impairment exists, and may perform a test for the impairment of goodwill more frequently if events or circumstances indicate that goodwill may be impaired. The goodwill impairment analysis is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. Caliper is comprised of a single segment which is the sole reporting unit. Caliper determines the fair value of the reporting unit using the concepts of ASC 820, which includes the appropriate weighting of acceptable indicators of fair value, primarily market and income based indicators of fair value. If the fair value of a reporting unit its carrying amount, goodwill of the reporting unit is not impaired. However, if the carrying value exceeds estimated fair value, there is an indication of potential impairment and a second step is performed to measure the amount of impairment. Fair value is determined by utilizing information about the Company as well as publicly available industry information. Determining fair value involves judgments by Caliper’s management and requires the use of significant estimates and assumptions, including point-in-time estimates of revenue growth rates, profit margin percentages, discount rates, perpetuity growth rates, future capital expenditures and future market conditions, among others.

The second step of the goodwill impairment process involves the calculation of an implied fair value of goodwill. The implied fair value of goodwill is determined in a manner that is similar to how goodwill is calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit as calculated in step one, over the estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. In determining the fair value of its net assets Caliper determined the fair value of leases and certain intangible assets, including trademarks, patents, core and developed technologies and customer relationships.

Caliper recorded an impairment charge of $43.4 million in 2008. In 2010 and 2009, the fair value of Caliper’s reporting unit was greater than its carrying value, and thus the second step of the process was not required.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Foreign Currency Translation

The financial statements of Caliper’s foreign subsidiaries are translated in accordance with FASB ASC 830, Foreign Currency Translation. In translating the accounts of the foreign subsidiaries into U.S. dollars, stockholders’ equity is translated at historical rates, while assets and liabilities are translated at the rate of exchange in effect as of the end of the period. Revenue and expense transactions are translated using the weighted-average exchange rate in effect during the period in which they arise. The resulting foreign currency translation adjustments are reflected within comprehensive income (loss) as a separate component of stockholders’ equity.

Foreign currency transaction gains and losses from the settlement of account balances denominated in another currency are included in current period other income, net, as incurred. Foreign currency gains and losses on intercompany accounts are included in current period income to the extent that settlement of these accounts is anticipated in the future.

Research and Development

Caliper charges research and development costs to expense as incurred. Research and development costs consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers for development, material cost of prototypes and test units, facility and other research-related allocation expenses, and other expenses related to the design, development, testing and enhancement of Caliper’s products.

Warranty Obligations

Caliper provides for estimated warranty expenses as a component of cost of revenue at the time product revenue is recognized in accordance with FASB ASC 450, Accounting for Contingencies and FASB ASC 460, Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. Caliper offers a one-year limited warranty on most products, which is included in the selling price. Caliper’s standard limited warranty covers repair or replacement of defective goods, a preventative maintenance visit on certain products, and telephone-based technical support. Factors that affect Caliper’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim. Caliper periodically assesses the adequacy of its recorded warranty liabilities and adjusts amounts as necessary.

Other Income (Expense)

Other income (expense), net consists of the following (in thousands):

	Years Ended December 31,
	2010	2009	2008
Foreign currency transaction gains (losses), net	$(390)	$(338)	$466
Other income, net	46	275	55

	$(344)	$(63)	$521

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Guarantees and Indemnifications

Caliper recognizes liabilities for guarantees in accordance with FASB ASC 460 that requires upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligations it assumes under that guarantee.

Caliper has certain indemnification obligations related to the divestiture of the Xenogen Biosciences Corporation (“XenBio”) operations (see Note 4). The divestiture agreements also contain representations, warrants and indemnities that are customary in stock purchase transactions.

Caliper, as permitted under Delaware law and in accordance with its Bylaws, indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at Caliper’s request in such capacity. The term of the indemnification period is the officer’s or director’s lifetime. Caliper may terminate the indemnification agreements with its officers and directors upon 90 days written notice, but termination will not affect claims for indemnification relating to events occurring prior to the effective date of termination. The maximum amount of potential future indemnification is unlimited; however, Caliper has a director and officer insurance policy that limits its exposure and may enable it to recover a portion of any future amounts paid. Caliper believes the fair value of these indemnification agreements is minimal. Accordingly, Caliper has not recorded any liabilities for these agreements as of December 31, 2010 and 2009.

Shipping and Handling Fees and Costs

Shipping and handling fees billed to customers for product shipments are recorded in “Product revenue” in the accompanying consolidated statements of operations. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in “Cost of revenue” in the accompanying consolidated statements of operations.

Advertising Expense

Caliper expenses costs of advertising as incurred. Advertising costs were $2.0 million, $1.7 million and $1.8 million during 2010, 2009 and 2008, respectively.

Risk Management

Caliper has purchased commercial insurance to cover its estimated future legal costs and settlements related to workers’ compensation, product, general, auto, general liability and directors’ and officers’ liability claims. Caliper’s management decides the amount of insurance coverage to purchase from unaffiliated companies and the appropriate amount of risk coverage based on the cost and availability of insurance and the likelihood of a loss. Management believes that the levels of risk that Caliper has provided insurance coverage for are consistent with those of other companies in its industry. There can be no assurance that Caliper will not incur losses beyond the limits, or outside the coverage, of its insurance.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Significant Concentrations, Credit and Other Risks

Certain financial instruments, such as cash equivalents and marketable securities, investments and accounts receivable, may potentially subject Caliper to concentrations of credit risk. Caliper believes that its investments bear minimal risk. These investments are of a short-term nature and include investments in commercial paper and government and corporate debt securities. By policy, the amount of credit exposure to any one institution or issuer is limited. These investments are generally not collateralized and primarily mature within three years. Caliper has not experienced any losses due to institutional failure or bankruptcy.

Caliper’s allowance for doubtful accounts at December 31, 2010 and 2009 was $1.1 million and $0.8 million, respectively. Caliper grants credit to customers based on evaluations of their financial condition, generally without requiring collateral. However, credit risk is reduced through Caliper’s efforts to monitor its exposure for credit losses and maintain allowances, if necessary. In 2010 and 2009, no customer accounted for greater than 10% of total revenues or gross accounts receivable at year end. Caliper’s policy is to perform an analysis of the recoverability of its trade accounts receivable at the end of each reporting period and to establish allowances for those accounts considered uncollectible. Caliper analyzes historical bad debts, customer concentrations, customer credit-worthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts.

Caliper’s products include certain components that are currently sourced from single vendors. Caliper believes that other vendors would be able to provide similar equipment, however the qualification of such vendors may require start-up time. In order to mitigate any adverse impacts from a disruption of supply, Caliper attempts to maintain an adequate supply of critical single-sourced equipment.

Comprehensive Income (Loss)

Caliper accounts for comprehensive income (loss) in accordance with FASB ASC 220, Reporting Comprehensive Income. The components of comprehensive income (loss) are unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments. Comprehensive income (loss) has been disclosed in the Statement of Stockholders’ Equity. As of December 31, 2010, accumulated other comprehensive income included $387,000 in foreign currency translation gains and $1,000 in unrealized gains on available-for-sale securities. As of December 31, 2009, accumulated other comprehensive income included $293,000 in foreign currency translation gains and $1,000 in unrealized losses on available-for-sale securities.

Stock-Based Compensation

Caliper accounts for stock-based compensation in accordance with FASB ASC 718, Share-Based Payment, which requires all share-based payments, including grants of stock options, to be recognized in the income statement as an operating expense, based on their fair values. Caliper estimates the fair value of each option award on the date of grant using the Black-Scholes-Merton based option-pricing model.

Net Loss Per Share

Basic net income (loss) per share is calculated based upon net income (loss) divided by the weighted-average number of common shares outstanding during the period. The calculation of diluted net income per share gives effect to the dilutive effect of common stock equivalents consisting of stock options, unvested restricted stock, unvested restricted stock units and warrants (calculated using the treasury stock method). Potentially dilutive securities are excluded from the diluted earnings per share computation to the extent they have an antidilutive effect due to Caliper’s net loss.

A reconciliation of shares used in the calculations is as follows (in thousands):

	Years Ended December 31,
	2010	2009	2008
Weighted-average shares of common stock outstanding, basic	50,105	48,896	48,114
Dilutive options and restricted stock—based on the treasury stock method	2,251	—	—
Weighted-average shares used in dilutive computations of net income (loss) per share	52,356	48,896	48,114

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

The following outstanding options, restricted stock and warrants were excluded from the computation of diluted net income (loss) per share because they had an antidilutive effect (in thousands):

	Year Ended December 31,
	2010	2009	2008
Options and restricted stock	6,485	10,057	8,268
Warrants	5,029	6,169	6,174

Income Taxes

Caliper accounts for income taxes in accordance with FASB ASC 740, Accounting for Income Taxes, and accounts for uncertainty in income taxes recognized in financial statements in accordance with FASB ASC 740, Accounting for Uncertainty in Income Taxes. FASB ASC 740 prescribes a comprehensive model for the recognition, measurement, and financial statement disclosure of uncertain tax positions. Unrecognized tax benefits are the difference between tax positions taken, or expected to be taken, in tax returns, and the benefits recognized for accounting purposes pursuant to FASB ASC 740. Caliper classifies uncertain tax positions as short-term liabilities within accrued expenses. During the fiscal years ended December 31, 2010, 2009 and 2008, Caliper’s tax provisions primarily relate to domestic alternative minimum tax, foreign taxes in jurisdictions where its wholly owned subsidiaries are profitable and state taxes in the State of California.

Recent Accounting Pronouncements

Caliper has reviewed recent accounting pronouncements and determined that there are no pronouncements that when adopted would have a material impact on Caliper’s reported results of operations.

3. Acquisition

CRi, Inc.

On December 17, 2010, Caliper completed the acquisition of CRi for $20.0 million, consisting of approximately $7.9 million in cash, issuance of 1,648,641 shares of Caliper’s common stock valued at $10.3 million and an assumed liability resulting from a litigation settlement of approximately $1.8 million. Caliper incurred approximately $0.9 million in acquisition related costs that were expensed within selling, general and administrative costs in the accompanying Statements of Operations. CRi develops and markets optical imaging systems to advance biomedical research and molecular-based drug and diagnostic development. CRi’s patented systems enable researchers and clinicians to quantify multiple disease and drug response markers in intact tissue samples, at a cellular level or in living small animals. CRi’s products integrate a unique multispectral imaging technology with proprietary image analysis algorithms to achieve unparalleled accuracy and sensitivity, rapidly and cost-effectively. The principal goals of the acquisition were as follows:

•

Expand life sciences tools portfolio. CRi’s patented preclinical and tissue-based multiplexed analysis systems will expand Caliper’s product portfolio, particularly as it bridges into clinical research, pathology and clinical market applications.

•

Expand market potential and growth profile. The CRi acquisition extends the reach of Caliper’s proprietary offerings along the in vitro to in vivo bridge by filling a gap in tissue analysis platforms. The acquisition also enables the entry into the emerging digital and multiplexed pathology market.

•

Improve ability to fulfill the needs of researchers. Caliper believes CRi’s advanced platforms add an important new dimension of capability to its suite of next generation life science tools, and positions Caliper to further address biomarker discovery and companion diagnostics solutions for personalized medicine development programs.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisition (Continued)

CRi’s operations, assumed as of the date of the acquisition, are included in the results of operations of Caliper beginning on December 17, 2010. The acquisition was accounted for as a purchase business combination in accordance with ASC 805, Business Combinations, and Caliper accordingly allocated the purchase price of CRi based upon the fair value of net assets acquired and liabilities assumed. The total purchase price has preliminarily been allocated to acquired assets and liabilities as follows (in thousands):

Cash and cash equivalents	$367
Other current assets	4,197
Other assets	572
Liabilities	(2,138)
Identifiable intangible assets	7,400
Goodwill	9,602

$20,000

The factors that Caliper believes make up the goodwill of $9.6 million that was recorded with the CRi acquisition consist of the value of the workforce as well as unidentifiable intangible assets, the fair value of expected synergies (not including those available to market participants) and potentially a premium paid by Caliper in order to achieve the goals of expanding market potential, Caliper’s growth profile and the ability to fulfill the needs of researchers within the marketplace.

The allocation of the purchase price is expected to be finalized within one year of the acquisition. Goodwill related to the CRi transaction is not tax deductible. Acquired intangible assets consisted of the following (in thousands):

	Useful Life	Fair Value
Developed technologies	7 years	$3,590
Customer relationships	10 years	1,140
In-process research and development	Indefinite	2,300
Trademarks	3 to 10 years	370

		$7,400

Fair value was determined by an independent appraisal and was based upon projected future discounted cash flows taking into account risks related to the characteristics and application of the technology, existing and future markets and assessments of the life cycle stage of the technology. Caliper is using the excess earnings method to value the acquired intangible assets related to customer relationships. This method is an income approach that identifies the future cash flows specifically related to the individual assets. The developed technologies and trademarks were valued via a relief from royalty method. This method identifies similar licensing transactions for trademarks and patents and then applies those rates to the acquired assets.

Caliper recorded $2.3 million of in-process research and development (“IPR&D”) related to three projects that were in existence as of the acquisition date. Caliper expects the projects to be done within the next 12 to 36 months. There are inherent risks and uncertainties associated with completing research and development and therefore the exact timing of completion is uncertain. Upon completion of the projects Caliper will begin to amortize the value over the estimated useful life. If a project is abandoned Caliper will write off the project value in that period. The IPR&D intangible asset was valued in purchase accounting using the multi-period excess earnings approach which measures fair value by discounting expected future cash flows attributable to a single intangible asset.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisition (Continued)

As of December 31, 2010, the weighted average amortization period for acquired intangibles, excluding the in-process research and development, is 7.8 years. Amortization expense was approximately $41,000 related to CRi in 2010. Future amortization of acquired intangible assets, excluding in-process research and development, is estimated as follows (in thousands):

Years ending December 31:
2011	$1,326
2012	1,050
2013	854
2014	681
2015	522
Thereafter	626

$5,059

Amortization of in-process research and development costs of approximately $2.3 million will begin when the technologies are complete and available for commercial release. The expense will be amortized over the useful life determined at the point of completion.

Unaudited Pro Forma Financial Information

Unaudited pro forma operating results for Caliper for the years ended December 31, 2010 and 2009, assuming the above acquisition was completed as of January 1, 2009, would have been as follows (in thousands, except per share amounts, unaudited):

	2010	2009
Revenue	$134,686	$145,689
Operating loss	(9,834)	(12,873)
Net income (loss)	355	(8,906)
Basic and diluted income (loss) per share	0.01	(0.18)
Pro forma diluted weighted average shares assumed	54,004	50,544

The unaudited pro forma financial information is presented for informational purposes only, and is not necessarily indicative of Caliper’s operating results had the acquisition been completed on the date for which the pro forma results give effect. The pro forma results reflect the following pro forma adjustments:

•	Amortization related to acquired intangible assets, excluding IPR&D, of $1.1 million and $1.3 million for 2010 and 2009, respectively, have been included in the pro forma operating results.

•

Interest charges of $0.6 million for 2010 and 2009 have been excluded from the pro forma results to reflect the elimination of interest costs related to debt extinguished in connection with the acquisition.

•	Acquisition related costs, incurred by both Caliper and CRi, totaling $1.6 million have been excluded from the pro forma operating results for 2010.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Divestitures

TurboVap and RapidTrace Product Lines Divestiture

On May 17, 2010, Caliper entered into a Purchase Agreement (the “Purchase Agreement”) providing for the sale of its solvent evaporation and solid phase extraction product lines, consisting of the TurboVap and RapidTrace product lines, to Biotage LLC for approximately $16.5 million in cash. The sale of these product lines to Biotage was completed on May 24, 2010. The Purchase Agreement contains representations, warranties and indemnities that are customary in purchase transactions. In addition, Caliper has agreed not to engage in activities that are competitive with the divested product lines for five years from the closing date. Upon the closing date, the parties also entered into a two-year toll manufacturing agreement, with an option for a third year, pursuant to which Caliper will exclusively manufacture the TurboVap and RapidTrace products in quantities requested by Biotage and sell such units to Biotage at fair market prices, mutually agreed to by both parties. As of the closing date for this transaction, the TurboVap and RapidTrace product lines had net assets of $5.0 million comprised of $2.7 million of goodwill allocated on a relative fair value basis, $1.6 million in accounts receivable and $1.4 million in inventory, less $0.7 million of assumed liabilities. The sale resulted in a $11.4 million gain before estimated income taxes of approximately $0.3 million.

Xenogen Biosciences Divestiture

On December 11, 2009, Caliper entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Taconic Farms, Inc., (“Taconic”), a New York corporation. The Stock Purchase Agreement provided for the sale of Caliper’s XenBio operations to Taconic for a purchase price of approximately $10.8 million, which included $9.7 million in cash together with $1.1 million which was placed into an escrow account until April 30, 2011. The escrow secures Caliper’s indemnification obligations to Taconic, if any, under the Stock Purchase Agreement. The Stock Purchase Agreement also contains representations, warranties and indemnities that are customary in stock purchase transactions. As of the transaction date, XenBio had net assets of $4.9 million comprised of $2.6 million in identified intangibles, $1.9 million of goodwill allocated on a relative fair value basis, and $0.4 million of other net assets. The sale of XenBio resulted in a $4.2 million gain based upon the net proceeds received to date, excluding the amount held in escrow, in excess of total divested net assets.

PDQ Product Line Divestiture

On October 29, 2008, Caliper entered into an Asset Sale and Purchase Agreement (the “Sotax Purchase Agreement”) with Sotax Corporation (“Sotax”), a Virginia corporation and a privately-owned subsidiary of SOTAX Holding A.G. based in Switzerland. The Sotax Purchase Agreement provided for the sale of Caliper’s Pharmaceutical Development and Quality (“PDQ”) product line to Sotax for a purchase price of approximately $15.8 million, including $13.8 million in cash together with certain assumed liabilities upon closing which were approximately $2.0 million (the “Purchase Price”). Pursuant to the Sotax Purchase Agreement, $1.0 million of the Purchase Price was placed into an escrow account until the first anniversary of November 10, 2008, the closing date. The escrow secured Caliper’s indemnification obligations to Sotax, if any, under the Sotax Purchase Agreement. The Sotax Purchase Agreement also contains representations, warranties and indemnities that are customary in asset sale transactions. Caliper realized approximately $12.6 million in net cash proceeds from the sale of its PDQ product line upon closing, after the escrow account deposit and transaction expenses. As of the transaction date, net assets of the PDQ product line were approximately $11.0 million consisting of $10.5 million of goodwill allocated on a relative fair value basis, and $0.5 million of inventory, net of deferred revenue and accrued expenses. The sale of the PDQ product line resulted in a $1.4 million gain in 2008 based upon the net proceeds received to date, excluding the amount held in escrow, in excess of total divested net assets. In November 2009, upon the anniversary of the closing, Caliper recorded an additional gain of $0.7 million based upon the release from escrow after the parties reached agreement related to indemnification claims made by Sotax in connection with the Sotax Purchase Agreement. The additional gain was recorded within other income in Caliper’s statement of operations.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Divestitures (Continued)

AutoTrace Product Line Divestiture

On November 10, 2008, Caliper entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Dionex Corporation (“Dionex”), a publicly traded Delaware corporation. The Asset Purchase Agreement provided for the sale of Calipe’s AutoTrace product line to Dionex for a purchase price of approximately $5.0 million. As of the transaction date, net assets of the AutoTrace product line were approximately $4.1 million consisting of $3.8 million of goodwill allocated on a relative fair value basis, and $0.5 million of inventory, net of deferred revenue and accrued expenses. The sale of the AutoTrace product line resulted in a $0.7 million gain in 2008 based upon the net proceeds received in excess of total divested net assets.

5. Cash, Cash Equivalents and Marketable Securities

Caliper’s cash, cash equivalents and marketable securities are invested in a diversified portfolio of financial instruments, including money market instruments, corporate notes and bonds, government or government agency securities and other debt securities issued by financial institutions and other issuers with strong credit ratings. Marketable securities are freely tradable at any time, irrespective of their maturity dates. Caliper’s marketable securities are classified within current assets as such investments are available to be sold in response to operating cash needs. By policy, the amount of credit exposure to any one institution is limited. Investments are generally not collateralized and primarily mature within three years. As of December 31, 2010, the majority of Caliper’s marketable securities mature within one year; however, $1.4 million of such holdings mature beyond one year.

The following is a summary of cash and available-for-sale securities as of December 31, 2010 (in thousands):

	Amortized Cost	Gross Unrealized Losses	Gross Unrealized Gains	Estimated Fair Value
Cash and money market funds(1)	$24,614	$—	$—	$24,614
Government treasuries and bonds(2)	5,288	(1)	3	5,290
Commercial paper(2)	1,749	—	—	1,749
Corporate debt securities(2)	3,192	(1)	2	3,193

	$34,843	$(2)	$5	$34,846

(1)	Reported as cash and cash equivalents
(2)	Reported as marketable securities

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Cash, Cash Equivalents and Marketable Securities (Continued)

The following is a summary of cash and available-for-sale securities as of December 31, 2009 (in thousands):

	Amortized Cost	Gross Unrealized Losses	Gross Unrealized Gains	Estimated Fair Value
Cash and money market funds(1)	$34,522	$—	$—	$34,522
Commercial paper(2)	1,797	—	—	1,797
Corporate debt securities(2)	1,729	(1)	—	1,728

	$38,048	$(1)	$—	$38,047

(1)	Reported as cash and cash equivalents
(2)	Reported as marketable securities

Gross realized gains and losses on sales of available-for-sale securities have been included within other income in Caliper’s statement of operations and were not material in 2010, 2009 and 2008. Caliper utilizes the specific identification basis to reclassify amounts out of accumulated other comprehensive income into earnings.

As of December 31, 2010 and 2009, Caliper held available-for-sale securities having an aggregate value of $10.2 million and $3.5 million, respectively. Unrealized gains and losses pertaining to underlying individual securities were not material in either year. Although available to be sold to meet operating needs or otherwise, securities are generally held through maturity. Therefore, any unrealized losses have been deemed temporary and have been included within accumulated other comprehensive income.

In accordance with the provisions of FASB ASC 820, Fair Value Measurements, Caliper measures fair value at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Statement prioritizes the assumption that market participants would use in pricing the asset or liability (the “inputs”) into a three-tier fair value hierarchy. This fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets for identical assets or liabilities and the lowest priority (Level 3) to unobservable inputs in which little or no market data exists, requiring companies to develop their own assumptions. Observable inputs that do not meet the criteria of Level 1, and include quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets and liabilities in markets that are not active, are categorized as Level 2. Level 3 inputs are those that reflect our estimates about the assumptions market participants would use in pricing the asset or liability, based on the best information available in the circumstances. Valuation techniques for assets and liabilities measured using Level 3 inputs may include methodologies such as the market approach, the income approach or the cost approach, and may use unobservable inputs such as projections, estimates and management’s interpretation of current market data. These unobservable inputs are only utilized to the extent that observable inputs are not available or cost-effective to obtain.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Cash, Cash Equivalents and Marketable Securities (Continued)

On December 31, 2010, Caliper’s investments were valued in accordance with the fair value hierarchy as follows (in thousands):

Quoted Prices in Active Markets (Level 1)
Money market funds	$1,452
Government treasuries and bonds	2,611
Commercial paper	1,749
U.S. corporate notes and bonds	3,516
U.S. agency bonds	1,967
Other	712

Total	$12,007

Investments are generally classified Level 1 because they are valued using quoted market prices, broker or dealer quotations, market prices received from industry standard pricing data providers or alternative pricing sources with reasonable levels of price transparency. Investments in U.S. Treasury Securities and overnight money market mutual funds have been classified as Level 1 because these securities are value based upon quoted prices in active markets or because the investments are actively traded.

Caliper held twelve investments in debt securities that were in an unrealized loss position as of December 31, 2010, however, the losses are not material and management does not believe any individual unrealized loss at December 31, 2010 represents an other-than-temporary impairment as these unrealized losses are primarily attributable to changes in the interest rates. Caliper currently has both the intent and ability to hold the securities for a time necessary to recover the amortized cost. During the twelve months ended December 31, 2010, a net unrealized gain of $3,000 was recorded to accumulated other comprehensive income within the accompanying balance sheet.

6. Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out basis, or “FIFO”) or market. Amounts are relieved from inventory and recognized as a component of cost of sales on a FIFO basis. Inventories consist of the following (in thousands):

	December 31,
	2010	2009
Raw material	$6,245	$5,879
Work-in-process	1,646	859
Finished goods	6,113	4,787

Inventories	$14,004	$11,525

Caliper reserves or writes off the cost of inventory which it specifically identifies and considers to be obsolete or excess. Caliper defines obsolete inventory as inventory that will no longer be used in the manufacturing process. Excess inventory is generally defined as inventory in excess of projected usage, and is determined using management’s best estimate of future demand at the time, based upon information then available to Caliper. Caliper uses a twelve-month demand forecast and, in addition to the demand forecast, Caliper also considers: (1) parts and subassemblies that can be used in alternative finished products, (2) parts and subassemblies that are unlikely to be impacted by engineering changes, and (3) known design changes which would reduce Caliper’s ability to use the inventory as planned. During 2010, 2009 and 2008, respectively, Caliper recorded charges of $0.7 million, $2.2 million and $1.7 million, respectively, to cost of product revenues for excess and obsolete inventories.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Property and Equipment

Property and equipment consists of the following (in thousands):

		December 31,
Asset Classification	Estimated Useful Life	2010	2009
Machinery and equipment	2-5 years	$9,846	$9,425
Computers and information systems	3-5 years	7,941	7,617
Office equipment, furniture and fixtures	5 years	1,715	1,849
Leasehold improvements	Shorter of estimated useful life or life of lease	13,734	13,814

		33,236	32,705
Accumulated depreciation and amortization		(23,471)	(23,598)

Property and equipment, net		$9,765	$9,107

Depreciation expense was $2.4 million, $2.9 million and $3.6 million for the years ended December 31, 2010, 2009, and 2008, respectively.

8. Goodwill and Intangible Assets

Goodwill

Caliper’s annual goodwill impairment assessment has historically been completed at the beginning of the fourth quarter. Goodwill is not amortized, but is reviewed for impairment at least annually. The results of the impairment test are as of a point in time. If the future growth and operating results of our business are not as strong as anticipated and/or Caliper’s market capitalization declines, this could impact the assumptions used in calculating the fair value in subsequent years. To the extent goodwill is impaired, its carrying value will be further written down to its implied fair value and a charge will be made to Caliper’s earnings. Such an impairment charge could materially and adversely affect Caliper’s GAAP reported operating results. As of December 31, 2010, Caliper had recorded goodwill of $28.0 million in its consolidated balance sheet. No impairment was identified in fiscal years 2010 and 2009.

In 2010, with the sale of its TurboVap and RapidTrace product lines, Caliper first determined the amount of goodwill ($2.7 million) that was to be allocated to these divested product lines based upon a relative fair value basis considering the transaction value. Caliper determined that the sale of the business resulted in an indicator of impairment under ASC 350 which required an interim goodwill impairment test, after such allocation. Caliper performed this test and concluded that after the sale of its TurboVap and RapidTrace product lines, the fair value of the reporting unit continues to exceed its carrying value, and thus there was no impairment.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Goodwill and Intangible Assets (Continued)

Intangibles

As of December 31, 2010, intangible assets consisted of the following (in thousands):

Asset Classification	Weighted Average Amortization Period	Cost	Accumulated Amortization	Net
Amortized intangible assets:
Core technologies	8.8 years	$30,113	$(15,118)	$14,995
Developed and contract technologies	6.9 years	10,965	(6,476)	4,489
Customer contracts, lists and relationships	7.4 years	6,196	(3,449)	2,747
Other intangibles	2.7 years	596	(228)	368

		47,870	(25,271)	22,599
Trade name	Indefinite life	2,898	—	2,898
In-process research and development	Indefinite life	2,300	—	2,300

Total intangible assets		$53,068	$(25,271)	$27,797

As of December 31, 2009, intangible assets consist of the following (in thousands):

Asset Classification	Weighted Average Amortization Period	Cost	Accumulated Amortization	Net
Amortized intangible assets:
Core technologies	8.8 years	$30,113	$(11,676)	$18,437
Developed and contract technologies	6.8 years	7,375	(5,604)	1,771
Customer contracts, lists and relationships	6.8 years	5,056	(2,940)	2,116
Other intangibles	2.3 years	226	(226)	—

	8.2 years	42,770	(20,446)	22,324
Trade name	Indefinite life	2,898	—	2,898

Total intangible assets		$45,668	$(20,446)	$25,222

Gross intangible assets of $5.4 million and accumulated amortization of $2.8 million were included in the calculation of the gain on the divestiture of XenBio.

Amortization expense is computed based upon the estimated timing of the undiscounted cash flows used to value each respective asset over the estimated useful life of the particular intangible asset, or using the straight-line method over the estimated useful life of the intangible asset when the pattern of cash flows is not necessarily reflective of the true consumption rate of the particular intangible asset.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Goodwill and Intangible Assets (Continued)

Amortization expense was $4.8 million, $6.6 million and $8.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. Scheduled amortization in future periods is as follows (in thousands):

Years ending December 31:
2011	$5,769
2012	5,254
2013	4,807
2014	4,055
2015	2,087
Thereafter	627

$22,599

9. Other Current and Non-current Liabilities

Other current and non-current liabilities consist of the following (in thousands):

	December 31,
	2010	2009
Accrued legal	$686	$246
Accrued warranty	1,416	1,557
Accrued VAT and other taxes	2,216	1,885
Accrued royalties	1,954	1,772
Deferred rent	569	508
Assumed litigation settlement	337	—
Accrued other	3,982	3,767

Total other accrued liabilities	$11,160	$9,735

Deferred rent	$4,630	$5,158
Assumed litigation settlement	1,255	—
Deferred revenue	2,221	1,141
Other	254	130

Total other noncurrent liabilities	$8,360	$6,429

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Other Current and Non-current Liabilities (Continued)

Warranty Obligation

Changes in Caliper’s warranty obligation during the years ended December 31, 2010 and 2009 are as follows (in thousands):

Balance, December 31, 2008	$1,362
Warranties issued during the period	1,537
Settlements and adjustments made during the period	(1,342)

Balance, December 31, 2009	1,557
Warranties issued during the period	1,395
Settlements and adjustments made during the period	(1,536)

Balance, December 31, 2010	$1,416

Assumed Litigation Settlement

In connection with the CRi acquisition (see Note 3), Caliper assumed an obligation pursuant to a previous litigation settlement between CRi and AntiCancer Incorporated (“AntiCancer”). In addition to the assumed settlement obligations shown below, Caliper assumed CRi’s obligation to pay AntiCancer defined royalties based upon products sold. The remaining litigation settlement obligations are as follows (in thousands):

Years ending December 31:
2011	$342
2012	403
2013	403
2014	403
2015	207

Total minimum payments	1,758
Less: Amount representing interest	166

Present value of future payments	1,592
Less: Current portion of obligations	337

Noncurrent portion of obligations	$1,255

10. Credit Facility

On December 30, 2010, Caliper entered into a Third Amended and Restated Loan and Security Agreement (“credit facility”) with a bank, which permits Caliper to borrow up to $25 million in the form of revolving loan advances, including up to $5 million in the form of letters of credit and other contingent reserves. The principal effect of this modification was to extend the maturity date of the credit facility from April 1, 2011 to April 1, 2013. The modification also established financial covenants that are tested as of the last day of each quarter. Principal borrowings under the credit facility accrue interest at a floating annual rate equal to the bank’s prime rate (4% at December 31, 2010). Under the credit facility, Caliper is permitted to borrow up to $25 million, subject to a borrowing base limit consisting of (a) 80% of eligible accounts receivable plus (b) the lesser of 90% of Caliper’s unrestricted cash at the bank or $15 million. Eligible accounts receivable do not include internationally billed receivables, unbilled receivables, and receivables aged over 90 days from invoice date. The credit facility serves as a source of capital for ongoing operations and working capital needs.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Credit Facility (Continued)

The credit facility includes traditional lending and reporting covenants including that certain financial covenants applicable to liquidity and earnings are to be maintained by Caliper and tested as of the last day of each quarter. As of December 31, 2010, Caliper was in compliance with all of its covenants. The credit facility also includes a net liquidity clause. Under this clause, if Caliper’s cash, cash equivalents and marketable securities, held at the bank, net of debt outstanding under the credit facility, is less than $0.5 million (Net Liquidity), the bank will apply all of Caliper’s accounts receivable collections, received within its lockbox arrangement with the bank, to the outstanding principal. Such amounts are eligible to be re-borrowed by Caliper subject to the borrowing base limit described above.

The credit facility also includes subjective rights for the bank to accelerate the maturity of the debt, lower the borrowing base or stop making advances, which are typical within asset based lending arrangements. Caliper does not believe the bank will exercise these rights as long as it is meeting its covenants.

There were no outstanding obligations under the credit facility as of December 31, 2010. Outstanding obligations under the credit facility were $14.9 million as of December 31, 2009. The credit facility is classified as short-term consistent with Caliper’s intent to utilize the credit facility to fund operations and working capital needs on a revolving loan basis and pay down the obligation within the year to minimize interest costs. Interest is due monthly and has ranged from 4.5% to 5.5% during 2010 and 4.5% to 6.5% during 2009.

11. Commitments and Contingencies

Leases

As of December 31, 2010, future minimum payments under operating leases (excluding idled facilities accounted for within accrued restructuring) were as follows (in thousands):

Years ending December 31:
2011	$4,511
2012	4,794
2013	4,626
2014	4,469
2015	4,361
Thereafter	6,857

Total minimum lease payments	$29,618

Rent expense relating to operating leases was approximately $3.5 million in 2010, $5.3 million in 2009 and $6.0 million in 2008.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Commitments and Contingencies (Continued)

Letters-of-Credit

As of December 31, 2010, Caliper had outstanding standby letters-of-credit, which restrict available borrowing under its credit facility, in the outstanding amount of $1.1 million primarily securing facility operating leases.

Inventory Purchases

As of December 31, 2010 and 2009, Caliper had a non-cancelable purchase commitment in the amount of approximately $1.4 million and $0.4 million, respectively, with its foreign supplier for the purchase of glass stock used in the manufacture of certain types of its chips.

As of December 31, 2010 and 2009, Caliper had non-cancelable purchase commitments in the amount of approximately $1.7 million and $2.5 million, respectively, with its CCD camera suppliers, lens and filter suppliers for the purchase of parts used in the manufacture of in vivo imaging instrumentation.

Royalty Arrangements

On August 9, 2006, Stanford University provided Xenogen with the results of an audit performed pursuant to the exclusive license agreement between Stanford and Xenogen. The audit report, which was prepared by a third party consultant, asserted certain claims of underpayments during the period from 2002 through March 31, 2006 based upon a different interpretation of the scope of imaging products that are subject to the royalty provisions of the license than Caliper had used for the calculation of royalties since the beginning of this licensing arrangement in 1997. Upon review of the audit report, Caliper determined that additional royalties of $71,000 were owed to Stanford, and paid this obligation in 2006. Caliper is contesting the remaining payment obligation that is claimed in the Stanford audit report, and as a result, has not accrued for any additional liability. The amount of any remaining contingent obligation, if any, cannot currently be estimated, nor does Caliper believe that it is probable that a liability exists. At any time, either party may choose binding arbitration to resolve any dispute over the amount of back royalties owed, if any.

Caliper has entered into royalty arrangements with several third parties whereby Caliper owes royalties related to revenues that are derived pursuant to in-licensed technologies. Royalty obligations are expensed when incurred or over the minimum royalty periods. Some of the arrangements include minimum royalties over a defined term. The future minimum royalty payments are as follows (in thousands):

Years ending December 31:
2011	$408
2012	433
2013	420
2014	420
2015	402
Thereafter	1,754

Total minimum royalty payments	$3,837

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Commitments and Contingencies (Continued)

In March 2010, Caliper received a letter from AntiCancer which claimed that Caliper had underpaid royalties during the period from July 2008 through December 2009, under a cross-license agreement entered into in February 2008. The claim is based upon a different interpretation of the royalty sharing provisions within the cross-license agreement. Caliper is contesting the claim that additional royalties are due, and as a result, has not accrued for any additional liability. The amount of any remaining contingent obligation, if any, cannot currently be estimated, nor does Caliper believe that it is probable that a liability exists. AntiCancer and Caliper held a mediation session with a neutral third party in September 2010, and are attempting to reach a negotiated settlement of this dispute. If this dispute cannot be resolved through mediation, either party may choose binding arbitration to resolve any dispute over the amount of back royalties owed, if any.

12. Restructuring Activities

The following table summarizes the restructuring accrual activity (in thousands):

	Severance and Related	Facilities	Total
Balance, December 31, 2007	$9	2,609	$2,618
Restructuring charges	—	4,605	4,605
Interest accretion and adjustments	—	(61)	(61)
Payments	(9)	(2,677)	(2,686)

Balance, December 31, 2008	—	4,476	4,476
Restructuring charges	—	1,747	1,747
Correction of prior period error (see Note 18)	—	(1,157)	(1,157)
Interest accretion and adjustments	—	264	264
Payments	—	(1,649)	(1,649)

Balance, December 31, 2009	—	3,681	3,681
Restructuring charges	702	559	1,261
Adjustments to estimated obligations	—	511	511
Interest accretion	—	140	140
Payments	—	(1,663)	(1,663)

Balance, December 31, 2010	$702	3,228	$3,930

The restructuring liability as of December 31, 2010 reflects the minimum future payment obligations related to base lease rentals and operating charges, net of sub-lease income, over the remaining lease lives through November 2015, discounted at the borrowing rate in effect at the time of the restructuring event (5% or 8.75%).

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Restructuring Activities (Continued)

The remaining idle facility obligations are as follows (in thousands):

Years ending December 31:
2011	$2,255
2012	926
2013	1,094
2014	95
2015	95

Total minimum payments	4,465
Less: Amount representing interest	535

Present value of future payments	3,930
Less: Current portion of obligations	2,091

Noncurrent portion of obligations	$1,839

Included within the above obligations is estimated future sublease income of $0.7 million in 2011, $0.9 million in 2012, $0.6 million in 2013 and $0.2 million per year in 2014 and 2015.

The restructuring obligations reflected above resulted from the following actions:

Severance

In December 2010, Caliper acquired CRi (see Note 3). In connection with the acquisition Caliper recorded a $0.7 million restructuring charge related to employee separation costs incurred by Caliper after the acquisition date. This action reduced the total CRi workforce by 13 employees, or approximately 28%. All affected employees were notified in December 2010 and all severance payments are expected to be completed by the end of the third quarter of 2011. The affected employees are not required to perform future services to earn the payments.

Facility Closures

During 2008, Caliper consolidated its West Coast business operations to reduce overall facility costs and improve productivity and effectiveness of its research and development spending. The consolidation plan entailed vacating approximately 26,300 square feet of occupied space in Mountain View, California. In 2009, Caliper revised its assumptions around the restructuring charge taken in 2008 regarding the facility. The effect of the change was to update the sublease timing and rates assumed as a result of conditions in the current real estate market, as well as to correct an error in the amount of vacated space by approximately 10,200 square feet. This facility closure was accounted for in accordance with FASB ASC 420, Accounting for Costs Associated with Exit or Disposal Activities, pursuant to which Caliper recorded a liability equal to the fair value of the remaining lease payments as of the cease-use date. Fair value was determined based upon the discounted present value of remaining lease rentals (using a discount rate of 5.5%) for the space no longer occupied, considering future estimated sublease income, estimated broker fees and required tenant improvements. The lease term expires on November 30, 2013.

In July 2009, Caliper vacated approximately 19,000 square feet at its Hopkinton, Massachusetts facilities. This facility consolidation was enabled as the result of the product line divestitures completed in the fourth quarter of 2008 and continued efforts to reduce idle capacity. Caliper recorded a restructuring charge of approximately $1.0 million related to this action in the third quarter of 2009. Caliper has accounted for this restructuring activity in accordance with FASB ASC 420, pursuant to which Caliper has recorded a liability equal to the fair value of the remaining lease payments as of the cease-use date. Fair value was determined based upon the discounted present value of remaining lease payments (using a discount rate of 6.5%), considering future estimated sublease income, estimated broker fees and required tenant improvements. The lease term expires on December 31, 2015.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Restructuring Activities (Continued)

In April 2010, Caliper vacated approximately 5,400 additional square feet of its Mountain View, California facility. This facility consolidation was due to the ongoing efforts to streamline chip manufacturing operations and increase the likelihood of securing a sub-tenant. Caliper recorded a restructuring charge of approximately $0.6 million related to this action in the second quarter of 2010. This partial facility abandonment was accounted for in accordance with FASB ASC 420, pursuant to which Caliper recorded a liability equal to the fair value of the remaining lease payments as of the cease-use date. Fair value was determined based upon the discounted present value of remaining lease payments (using a discount rate of 5.5%) for the space no longer occupied, considering future estimated sublease income, estimated broker fees and required tenant improvements.

In September 2010, Caliper entered into a two year sublease for approximately 13,200 square feet of the vacated space in Mountain View, California. As a result of entering into this agreement, Caliper revised its assumptions around the restructuring charge taken with respect to this property in 2009, and recorded an additional $0.7 million restructuring charge during the three months ended September 30, 2010. The effect of the charge was to update the sublease rates for the remaining space as well as to capture the period from the end of the sublease through November 2013 for which Caliper does not expect to receive sublease income.

13. Stockholders’ Equity

Preferred Share Purchase Rights Plan

In December 2001, the Board of Directors and stockholders of Caliper adopted a Preferred Share Purchase Rights Plan (Rights Plan) under which Caliper issued as a dividend to all holders of its common stock certain rights to acquire additional shares of common stock at a discount price under certain circumstances (Rights). The dividend of the Rights was made to holders of Caliper’s common stock on record as of January 8, 2002. Shares of common stock that are newly issued after this date will also carry Rights. The Rights Plan is designed to provide protection to stockholders from unsolicited and abusive takeover tactics, including attempts to acquire control of Caliper at an inadequate price or to treat all stockholders equally. Under the Rights Plan, each stockholder received one Right for each share of Caliper’s outstanding common stock held by the stockholder. Each Right will entitle the holder to purchase one one-hundredth of a share of newly designated Series A Junior Participating Preferred Stock of Caliper at an initial exercise price of $100. Initially, the Rights are not detachable from Caliper’s common stock and are not exercisable. Subject to certain exceptions, they become immediately exercisable after any person or group (Acquiring Person) acquires beneficial ownership of 15% or more of Caliper’s common stock, or 10 business days (or such date as the Board of Directors may determine) after any person or entity announces a tender or exchange offer that would result in a 15% or greater beneficial ownership level. At no time will the Rights have any voting power. If the Rights become exercisable and a buyer becomes an Acquiring Person, all Rights holders, except the Acquiring Person, will be entitled to purchase, for each Right held, $200 worth of Caliper’s common stock for $100. Caliper’s Board of Directors may amend or terminate the Rights Plan at any time or redeem the Rights prior to the time a person acquires more than 15% of Caliper’s common stock. Issuance of the Rights will not affect the financial position of Caliper or interfere with its business plans. Issuance of the Rights will not affect reported earnings per share and will not be taxable to Caliper or Caliper’s stockholders except, under certain circumstances, if the Rights become exercisable. The Rights Plan terminates in January 2012 unless it is renewed.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders’ Equity (Continued)

Warrants

In connection with Caliper’s 2006 acquisition of Xenogen, Caliper granted Xenogen stockholders an aggregate of 4,701,733 warrants, and reserved an additional 411,814 warrants for potential issuance upon the exercise of Xenogen warrants which were assumed by Caliper. Each warrant granted permits the holder to acquire one Caliper common share at an exercise price of $6.79 per share through August 9, 2011. Upon the potential exercise of these warrants, the holders are entitled to receive that number of Caliper shares and warrants that such holder would have been entitled to receive as a Xenogen stockholder as of the acquisition date. The termination date of the Caliper warrants that are to be issued upon the eventual exercise of the Xenogen warrants may not be extended beyond the 5 year expiration date.

The following table summarizes information with respect to warrants assumed from Xenogen which remain outstanding and exercisable at December 31, 2010:

Expiration Date	Exercise Price	Number of Xenogen Warrants	Equivalent Caliper Warrants (.2249 exchange ratio)	Equivalent Caliper Shares (.5792 exchange ratio)
August 2, 2012	$2.91	111,340	25,040	64,488
April 30, 2013	$3.64	288,044	64,781	166,835
October 18, 2011	$40.74	8,159	1,835	4,726

		407,543	91,656	236,049

Stock Plans

The following is a summary of Caliper’s stock plans that are in place as of December 31, 2010:

Plan	Plan Shares Authorized	Plan Shares Available	Awards Outstanding	Common Stock Reserved for Future Issuance
Option Plans:
2009 Equity Plan	10,000,000	8,005,190	1,920,798	9,925,988
1999 Equity Plan	17,034,894	—	7,296,666	7,296,666
1999 Directors’ Plan	808,917	—	378,294	378,294
2001 Non-Statutory Stock Option Plan	500,000	249,516	247,535	497,051
Acquisition Plan	900,000	80,000	600,000	680,000

	29,243,811	8,334,706	10,443,293	18,777,999

1999 Purchase Plan	3,415,827	308,602	—	308,602

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders’ Equity (Continued)

On June 2, 2009, Caliper’s stockholders approved a new 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan”), and Caliper reserved an aggregate of 10 million shares of common stock for issuance pursuant to the 2009 Equity Incentive Plan. The 2009 Equity Incentive Plan replaced Caliper’s 1999 Equity Incentive Plan (the “1999 Plan”) and 1999 Non-Employee Directors’ Equity Incentive Plan (the “1999 Directors’ Plan” and, collectively with the 1999 Plan, the “Existing Plans”). Collectively, the 2009 Equity Incentive Plan and Existing Plans are referred to as the “Plans.” The 2009 Equity Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, and other types of stock-based awards to officers, employees, non-employee directors and consultants. Of the 10 million shares reserved under the 2009 Equity Incentive Plan, Caliper has established a 2.5 million share limit on the number of shares that may be granted as “full value” awards. A full value award is an award which is a one-for-one common stock equivalent, such as a restricted stock grant that does not require the individual to pay a purchase or exercise price to receive the shares of common stock. The 2009 Equity Incentive Plan has a ten-year term through June 2, 2019, and stock options granted under the 2009 Equity Incentive Plan have a maximum term of ten years.

The 1999 Equity Plan expired automatically upon the adoption of the new 2009 Equity Incentive Plan on June 2, 2009. This Plan, which was in place since being adopted by Caliper’s Board of Directors and stockholders in 1999, continues to be in effect for outstanding options. The 1999 Equity Plan provided for an automatic annual increase in the shares reserved for issuance for a period of ten years starting in 2000, by the greater of 5% of outstanding shares on a fully-diluted basis or the number of shares that have been made subject to awards granted under the 1999 Equity Plan during the prior 12-month period, and included certain limitations with respect to the number of awards designated as “incentive stock options” which could be granted. Future cancellations of outstanding stock awards issued under the 1999 Equity Plan are not available for future grant under the 2009 Equity Incentive Plan. Options granted under the Plan generally carried a 10-year term and were subject to vesting provisions as determined by Caliper’s Board of Directors. The majority of employee equity awards carried a 4-year vesting term.

The 1999 Directors’ Plan expired automatically upon the adoption of the new 2009 Equity Incentive Plan on June 2, 2009. This Plan, which was in place since being adopted by Caliper’s Board of Directors and stockholders in 1999, as amended and approved by stockholders in June 2007, provided for the automatic grant of options and restricted stock units to non-employee directors. Future cancellations of outstanding stock awards issued under the 1999 Directors Plan are not available for future grant under the 2009 Equity Incentive Plan.

In December 2001, Caliper’s Board of Directors adopted the 2001 Non-Statutory Stock Option Plan (the “2001 Non-Statutory Plan”). Options under the 2001 Non-Statutory Plan cannot be issued to Caliper’s current officers and directors and was therefore not required to be voted on and approved by stockholders.

In June 2003, Caliper’s Board of Directors adopted the Acquisition Equity Plan (the “Acquisition Plan”), which provides for the grant of options and restricted shares as inducements to retain key employees in connection with a significant acquisition. In July 2003, Caliper granted 600,000 options and 275,000 shares of restricted common stock under this plan in connection with the Zymark acquisition.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders’ Equity (Continued)

In October 1999, Caliper’s Board of Directors and stockholders adopted the 1999 Employee Stock Purchase Plan (the “1999 Purchase Plan”). The initial number of shares reserved was 300,000 and under the 1999 Equity Plan, the number of shares reserved for issuance automatically increases annually by the greater of 0.5% of outstanding shares on a fully-diluted basis, or the number of shares issued under the 1999 Purchase Plan during the prior 12-month period. The automatic share reserve increase may not exceed 3 million shares in aggregate over the 10-year period.

The 1999 Purchase Plan permits eligible employees to acquire shares of Caliper’s common stock through payroll deductions of up to 10% of their gross earnings. No employee may participate in the 1999 Purchase Plan if, immediately after the grant, the employee has voting power over 5% or more of the outstanding capital stock. The Board may specify offerings of up to 27 months under the terms of the plan; however, Caliper’s Board of Directors has currently limited offering periods to six months. Unless the Board determines otherwise, common stock may be purchased at the lower of 85% of the fair market value of Caliper’s common stock on the first day of the offering or 85% of the fair market value of Caliper’s common stock on the purchase date. The initial offering period began on the effective date of the initial public offering. Caliper issued 285,040, 512,083 and 313,477 shares under the 1999 Purchase Plan in the years 2010, 2009 and 2008, respectively, at a weighted average price of $2.59, $1.12 and $2.05, respectively.

A summary of activity under the stock plans, excluding the 1999 Purchase Plan, is as follows:

		Outstanding Options and Restricted Stock Units
	Available	Number of Shares	Exercise Price	Weighted Average Exercise Price
Balance at December 31, 2009	10,073,850	10,056,841	$0.00 -162.00	$4.00
Authorized	—	—	—	—
Granted	(1,739,144)	1,739,144	0.00 - 6.52	4.14
Exercised	—	(78,625)	1.30 - 3.78	2.06
Vested Restricted Stock	—	(1,074,000)	—	—
Un-vested Repurchased	—	(1,860)	—	—
Forfeited	188,753	(186,893)	2.59 - 162.00	12.35
Canceled	11,314	(11,314)	1.34 - 5.63	3.00
Expired	(200,067)	—	—	—

Balance at December 31, 2010	8,334,706	10,443,293	$0.00 - 17.34	$4.45

Exercisable at December 31, 2010		6,246,087	$1.16 - 17.34	$4.99

Exercisable at December 31, 2009		5,133,771	$1.16 -162.00	$5.74

Included in the summary of activity are 200,067 shares that relate to previously cancelled or forfeited shares that are no longer available for future grant under the expired plans described above.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders’ Equity (Continued)

Stock Based Compensation

On January 1, 2006, Caliper adopted FASB ASC 718, which requires all share-based payments to be recognized in the income statement as an operating expense, based on their fair values. Caliper’s share-based payment arrangements within the scope of FASB ASC 718 include options, restricted stock and other forms of stock bonuses, including restricted stock units, awarded under its option plans, and its Employee Stock Purchase Plan (ESPP) which enables participating employees to purchase Caliper’s stock at a discount from fair market value. Caliper applied the modified prospective method in adopting FASB ASC 718. For stock option awards and ESPP purchases, Caliper estimates the fair value of share-based payments using the Black-Scholes-Merton formula and, for all share-based payments made after the adoption of FASB ASC 718, recognizes the resulting compensation expense using a straight-line recognition method over the applicable service period of each award. The fair value of restricted stock awards (including restricted stock units) is determined based upon the fair market value of Caliper’s stock on the date of grant. The majority of the incentive and non-statutory stock option grants and restricted stock awards carry a 4-year vesting term, which is generally the requisite service period. There are typically no acceleration provisions related to the stock option grants or restricted stock awards. The exercise price of stock option grants is equal to the fair market value of Caliper’s stock on the date of grant. For certain restricted stock awards that cliff vest Caliper recognizes the resulting compensation expense using a straight-line recognition method over the applicable service period of each award. Shares issued pursuant to option exercises or restricted stock unit conversion are generally made from previously authorized, but un-issued shares of common stock, or if available, outstanding treasury shares.

Under the modified prospective method, compensation cost recognized includes (a) all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement of Financial Accounting Standard No. 123 (SFAS 123), Accounting for Stock-Based Compensation, and (b) all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of FASB ASC 718. Prior to the adoption of FASB ASC 718, forfeitures of unvested awards were accounted for in the period in which they occurred. Effective with the adoption of FASB ASC 718 estimated prospective forfeitures are included in the determination of compensation cost to be recognized. Caliper applied an expected forfeiture rate of 5% to unvested stock options for which expense was recognized during the years ended December 31, 2010, 2009 and 2008.

Caliper accounts for options issued to non-employees in accordance with the provisions of FASB ASC 718 and EITF No. 96-18, Accounting for Equity Instruments that are issued to other than Employees for Acquiring, or in Conjunction with Selling Goods or Services. For the years ended December 31, 2010, 2009 and 2008, compensation expense related to stock-based compensation issued to non-employees was not material.

Stock-based compensation expense is included within costs and expenses as follows (in thousands):

	Years Ended December 31,
	2010	2009	2008
Cost of product revenue	$280	$323	$306
Cost of service revenue	51	125	75
Research and development	520	566	398
Selling, general and administrative	2,522	2,868	2,801

Total	$3,373	$3,882	$3,580

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders’ Equity (Continued)

The fair value of each option award issued under Caliper’s equity plans is estimated on the date of grant using a Black-Scholes-Merton based option pricing model that uses the assumptions noted in the following table. Expected volatilities are based on historical volatility of Caliper’s stock and warrants. The expected term of the options is based on Caliper’s historical option exercise data taking into consideration the exercise patterns of the option holder during the option’s life. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of the grant.

	2010	2009	2008
Expected volatility (%)	83 - 94	75 - 91	40 - 68
Risk-free interest rate (%)	1.43 - 2.34	1.60 - 2.02	1.59 - 3.53
Expected term (years)	3.37 - 4.63	3.38 - 4.51	3.39 - 4.24
Expected dividend yield (%)	—	—	—

A summary of stock option and restricted stock unit activity under the Plans as of December 31, 2010, and changes during the year then ended as follows:

Stock Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in thousands)
Outstanding at December 31, 2009	7,922,392	$4.67	6.43	$1,854
Granted	1,365,644	4.14	—	—
Exercised	(78,625)	2.06	—	188
Canceled	(198,207)	11.82	—	—

Outstanding at December 31, 2010	9,011,204	$4.45	6.02	$18,101

Exercisable at December 31, 2010	6,246,087	$4.99	4.88	$9,498

Vested and expected to vest at December 31, 2010	8,875,392	$4.47	5.98	$17,676

Restricted Stock Units	Shares
Outstanding and non-vested at December 31, 2009	2,134,449
Granted	373,500
Vested	(1,074,000)
Forfeited	(1,860)

Outstanding and non-vested at December 31, 2010	1,432,089

Restricted stock units do not carry an exercise price and typically vest over a four-year period, although the vesting period of certain awards may vary. As of December 31, 2010, the weighted average remaining vesting term is 2.21 years and the aggregate intrinsic value of outstanding and non-vested restricted stock is approximately $9.1 million.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders’ Equity (Continued)

During the twelve months ended December 31, 2010, Caliper granted 1,365,644 options at a weighted average grant date fair value, using the Black-Scholes-Merton option pricing model, of $2.67 per share, and 373,500 restricted stock units at a weighted average grant date fair value of $3.63 per share. The total fair value of restricted stock that vested during the year ended December 31, 2010 was approximately $1.8 million.

As of December 31, 2010, there was $6.0 million of total unrecognized compensation cost related to unvested stock-based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted-average remaining service period of approximately 2.8 years.

14. Income Taxes

The components of the provision (benefit) for income taxes are as follows (in thousands):

	Years Ended December 31,
	2010	2009	2008
Federal	$326	$(8)	$(76)
State	(27)	97	50
Foreign	73	130	633

Total	$372	$219	$607

Total foreign pre-tax loss was $0.8 million, $0.6 million and $1.8 million in 2010, 2009 and 2008, respectively. In 2010, Caliper recorded a provision for U.S, federal taxes of $326,000 for alternative minimum tax. In 2009 and 2008, Caliper recorded net benefits for U.S. federal taxes of $8,000 and $76,000, respectively, resulting from refundable tax credits related to the election under the Housing Economic Recovery Act of 2008. Caliper's total deferred tax provision was $3,000 in 2010 and was zero in 2009 and 2008. In 2010 and 2009, the State of California suspended the use of net operating losses by corporations to reduce taxable net income which is apportioned to California. In 2010 and 2009, Caliper incurred a state tax liability in California as a result of not being able to utilize previously generated losses. As of December 31, 2010, Caliper’s California tax net operating losses amounted to $47.3 million.

A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying statements of operations is as follows (in thousands):

	Years Ended December 31,
	2010	2009	2008
Income tax provision (benefit):
At federal statutory rate	$1,580	$(2,722)	$(23,013)
State	(27)	97	50
Foreign	73	130	633
Permanent differences:
Stock compensation	368	304	121
Impairment of goodwill and intangibles	—	147	19,504
Divestitures	903	4,169	—
Alternative minimum tax	326	—	—
Other	394	(258)	(713)
Valuation allowance	(3,245)	(1,648)	4,025

Total	$372	$219	$607

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amounts used for income tax purposes.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Income Taxes (Continued)

Significant components of Caliper’s deferred tax assets for federal and state income taxes are as follows (in thousands):

	Years Ended December 31,
	2010	2009	2008
Net operating loss carryforwards	$101,481	$103,099	$106,665
Research credit carryforwards	13,507	12,747	12,715
Capitalized research and development	505	245	361
Accruals & reserves	7,042	6,077	4,724
Intangible assets	(9,670)	(10,020)	(12,374)
Non-amortized intangibles	(1,131)	(1,128)	(1,128)
Other, net	7,125	6,359	6,179

Net deferred tax assets	118,859	117,379	117,142
Valuation allowance	(119,990)	(118,507)	(118,270)

Total	$(1,131)	$(1,128)	$(1,128)

As of December 31, 2010, Caliper had federal and state net operating loss carryforwards of approximately $279.3 million and $114.0 million, respectively. Caliper also had federal and state research and development tax credit carryforwards of approximately $8.6 million and $4.9 million, respectively. The federal net operating loss and credit carryforwards will expire at various dates through 2030 beginning in the year 2011, if not utilized. The current remaining state net operating losses have varying expiration dates through 2030.

Because of Caliper’s lack of earnings history and the uncertainty of realizing these net operating losses, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $1.5 million during the year ended December 31, 2010, increased $0.2 million during the year ended December 31, 2009 and increased $4.0 million during the year ended December 31, 2008.

Utilization of the federal and state net operating losses and credits may be subject to a substantial limitation due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. The acquisition of Xenogen resulted in Xenogen stockholders owning approximately one-third of Caliper and, therefore, in all likelihood resulted in a change of ownership that will cause pre-merger losses to be subject to limitation.

The following table summarizes the activity related to Caliper's gross unrecognized tax benefits from January 1, 2009 to December 31, 2010 (in thousands):

Balance as of December 31, 2008	$13,248
Increases related to current year’s tax provisions	146
Decreases related to lapsing of statute of limitations	(16)

Balance as of December 31, 2009	13,378
Increases related to current year’s tax provisions	1,297
Decreases related to lapsing of statute of limitations	(91)

Balance as of December 31, 2010	$14,584

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Income Taxes (Continued)

Caliper’s gross unrecognized tax benefits as reflected in the table above are $14.6 million which includes certain benefits that if recognized would also result in an increase to Caliper’s income tax valuation allowance. As a result, the amount of gross unrecognized tax benefit that would potentially reduce Caliper’s effective tax rate is approximately $0.8 million. In the ordinary course of Caliper’s business, its income tax filings are regularly under audit by tax authorities. While Caliper believes it has appropriately provided for all uncertain tax positions, amounts asserted by taxing authorities could be greater or less than its accrued position. Accordingly, additional provisions on income tax matters, or reductions of previously accrued provisions, could be recorded in the future as Caliper revises its estimates due to changing facts and circumstances or the underlying matters are settled or otherwise resolved. Federal and certain state taxes for the years 2007 through 2010 are subject to examination, as well as foreign jurisdiction tax returns covering these same periods. Caliper does not anticipate that the total amount of unrecognized tax benefit related to any particular tax position will change significantly within the next twelve months. Caliper recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties accrued as of December 31, 2010 were not material.

The Company considers the excess of its financial reporting over its tax basis in its investment in foreign subsidiaries essentially permanent in duration and as such has not recognized a deferred tax liability related to this difference.

15. 401(k) Plans

Caliper has a 401(k) plan qualified under section 401(k) of the Internal Revenue Code that is available to all eligible employees as defined in the plan. Caliper instituted a discretionary employer match of employee contributions in April 2010. The discretionary matching contribution formula has been defined as 25% of an employee’s elected deferral contribution up to a maximum of 6% of the employee’s contributions. Caliper matching contributions are made only if, and as long as, the employee is making deferral contributions to the 401(k) Plan.

16. Legal Proceedings

As reported previously, on February 23, 2010, Caliper, its wholly owned subsidiary Xenogen Corporation, and Stanford University filed a complaint for patent infringement against Carestream Health, Inc. (“Carestream”) in the U.S. District Court for the Eastern District of Texas. Caliper, Xenogen and Stanford University seek a judgment that Carestream induced infringement of seven United States patents that Caliper, through Xenogen, exclusively licenses from Stanford University. Caliper and its co- plaintiffs seek an award of compensatory damages, trebled damages due to Carestream’s willfulness, a permanent injunction and attorneys’ fees against Carestream for its ongoing, indirect infringement of the patents-in-suit. The complaint was served on Carestream on February 26, 2010. On April 20, 2010, Carestream filed its answer to the complaint, denying it induces infringement of the asserted patents. Carestream also counterclaimed for declaratory judgments of non-infringement and invalidity of the asserted patents. Carestream also filed a motion to transfer the venue of the litigation to another District Court. Caliper and Carestream subsequently agreed to the transfer of this case to the U.S. District Court for the Northern District of California, where it is pending. The claim construction hearing for this case is presently scheduled for June 22, 2011, and the trial is presently scheduled for April 2012.

On June 8, 2010, the U.S. Patent and Trademark Office (“PTO”) issued U.S. Patent Number 7,734,325 (“the ’325 Patent”) to Carestream. The next day, Caliper filed a request for reexamination of all claims of the ’325 Patent. On August 12, 2010, the PTO issued an order granting reexamination of all claims of the ’325 Patent. On the same day, the PTO also issued an action closing prosecution of the reexamination of the ’325 Patent. On September 29, 2010, the PTO issued a right of appeal notice notifying Caliper and Carestream of each party’s right to appeal the examiner’s determinations in the reexamination. Caliper filed a Notice of Appeal with the PTO on October 29, 2010, and filed its appeal brief on February 4, 2011. Carestream filed its reply to Caliper’s appeal brief on March 7, 2011.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Legal Proceedings (Continued)

On July 9, 2010, Carestream filed a complaint for patent infringement against Caliper in the U.S. District Court for the Western District of Wisconsin. Carestream’s complaint alleges that Caliper’s Lumina XR imaging system, which is a multi-modal imaging system with both optical and x-ray capabilities that Caliper first introduced in September 2009, infringes the ’325 Patent and that Caliper indirectly infringes the ’325 Patent. Caliper filed its answer to Carestream’s complaint on August 2, 2010. Carestream’s allegations of infringement do not involve any of Caliper’s imaging products other than the Lumina XR. Caliper believes that the ’325 Patent is invalid and that the Lumina XR system does not infringe the claims of the ’325 Patent, and Caliper intends to defend against this lawsuit vigorously. With its complaint for patent infringement, Carestream also filed with the Court a motion for preliminary injunction to prevent Caliper from selling the Lumina XR system during the pendency of this litigation. Caliper filed its opposition to Carestream’s motion for a preliminary injunction on October 20, 2010. The hearing on Carestream’s preliminary injunction motion was held on March 4, 2011, but the Court has not yet issued an order regarding Carestream’s preliminary injunction motion. On October 20, 2010, Caliper also filed a motion for summary judgment based on non-infringement of the ’325 Patent. No hearing date for Caliper’s summary judgment motion has been set by the Court. On November 10, 2010, Carestream filed a cross-motion for summary judgment of infringement, and Caliper filed its opposition to Carestream’s summary judgment motion on December 10, 2010. No hearing date has been set by the Court for that motion. The claim construction hearing for this case was also held on March 4, 2011, but the Court has not yet issued its claim construction order. The trial for this case is presently scheduled for January 2012.

On November 10, 2010, GenMark Diagnostics, Inc., a life sciences company based in Carlsbad, California, filed a complaint against Caliper in U.S. District Court for the Northern District of California, seeking declaratory judgment that either (i) GenMark’s products do not infringe three microfluidic patents owned by Caliper (U.S. Patent Nos. 6,366,924; 6,399,025; and 6,495,104) and/or (ii) the claims of the three patents at issue are invalid. GenMark’s complaint was served on Caliper on November 11, 2010. The complaint filed by GenMark did not contain any other claims against Caliper, other than a claim for recovery of reasonable attorneys’ fees. Caliper had been in the beginning stages of license discussions with GenMark when it filed its complaint. GenMark agreed to extend the date on which Caliper is required to answer GenMark’s complaint. On February 28, 2011, Caliper and GenMark entered an agreement under which Caliper agreed not to assert any infringement claims under certain specified patents against GenMark during the next six-month period and GenMark agreed to dismiss its complaint without prejudice. Caliper intends to continue its discussions with GenMark regarding a potential licensing arrangement during this six-month period.

From time to time Caliper is involved in litigation arising out of claims in the normal course of business, and when a probable loss contingency arises, records a loss provision based upon actual or possible claims and assessments. The amount of possible claim recorded is determined on the basis of the amount of the actual claim, when the amount is both probable and the amount of the claim can be reasonably estimated. If a loss is deemed probable, but the range of potential loss is wide, Caliper records a loss provision based upon the low end estimate of the probable range and may adjust that estimate in future periods as more information becomes available. Litigation loss provisions, when made, are reflected within general and administrative expenses in our statement of operations and are included within accrued legal expenses in the accompanying balance sheet. Based on the information presently available, management believes that there are no outstanding claims or actions pending or threatened against Caliper, the ultimate resolution of which will have a material adverse effect on our financial position, liquidity or results of operations, although the results of litigation are inherently uncertain, and adverse outcomes are possible.

17. Geographic Data

FASB ASC 280, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information of those segments to be presented in interim financial reports issued to stockholders. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions of how to allocate resources and assess performance. Caliper’s chief decision maker, as defined under FASB ASC 280, is the chief executive officer. Caliper views its operations and manages its business as one operating segment.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Geographic Data (Continued)

The table below presents Caliper’s activities by geographical location (in thousands). Caliper attributes revenue to geographic locations based upon location of the end customer.

	2010	2009	2008
Revenue:
United States	$64,582	$71,784	$77,335
Europe	36,417	35,769	37,689
Asia	21,557	20,989	16,055
Other	1,140	1,870	2,975

	$123,696	$130,412	$134,054

Net income (loss):
United States	$1,876	$(11,262)	$(71,415)
Europe	(849)	362	1,007
Asia	3,215	2,865	1,832
Other	34	(190)	284

	$4,276	$(8,225)	$(68,292)

Property and equipment, net:
United States	$9,352	$8,586	$10,576
Europe	384	487	148
Asia	29	34	11

	$9,765	$9,107	$10,735

Net Assets:
United States	$83,722	$65,536	$70,621
Europe	4,582	5,634	4,624
Asia	1,583	1,079	824
Other	801	761	669

	$90,688	$73,010	$76,738

For all periods presented, no individual country within Europe, Asia or other exceeded 10% of the consolidated totals for revenue, net loss, property and equipment and net assets. Caliper’s other long-lived assets include restricted cash, goodwill, intangible assets and other assets which are primarily located in the United States.

18. Quarterly Financial Data (Unaudited)

Unaudited Results

The following table sets forth a summary of our unaudited quarterly operating results for each of the eight quarters up through the year ended December 31, 2010. This data has been derived from our unaudited consolidated interim financial statements which, in our opinion, have been prepared in substantially the same basis as the audited consolidated financial statements contained elsewhere in this Annual Report on Form 10-K and include all normal recurring adjustments necessary for a fair presentation of the financial information for the periods presented. These unaudited quarterly results should be read in conjunction with our consolidated financial statements and notes thereto included in this Annual Report on Form 10-K. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

CALIPER LIFE SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Quarterly Financial Data (Unaudited) (Continued)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2010
Total revenue	$28,652	$29,050	$29,746	$36,248
Gross profit	14,761	15,111	15,819	18,463
Operating loss	(1,729)	(1,762)	(1,553)	(1,000)
Net income (loss)	(2,218)	9,237	(1,310)	(1,433)
Basic income (loss) per share	(0.04)	0.18	(0.03)	(0.03)
Diluted income (loss) per share	$(0.04)	$0.18	$(0.03)	$(0.03)

Year ended December 31, 2009
Total revenue	$28,472	$32,111	$32,173	$37,656
Gross profit	11,120	13,640	14,477	18,655
Operating income (loss)	(6,196)	(3,844)	(3,122)	959
Net income (loss)	(6,645)	(4,053)	(3,377)	5,851
Basic income (loss) per share	(0.14)	(0.08)	(0.07)	0.12
Diluted income (loss) per share	$(0.14)	$(0.08)	$(0.07)	$0.11

Correction of an Error

Included within fourth quarter 2009 net income is a $1.2 million reversal of certain prior period restructuring charges and a $0.4 million charge to operating rent expense that resulted from having not fully vacated certain office and lab space that was originally intended to be vacated in connection with Caliper’s consolidation of its Mountain View, California facility in 2008 (further discussed in Note 12). During the fourth quarter of 2009, management became aware that certain space previously included in restructuring charges taken in the third and fourth quarter of 2008 had not met the “cease-use” date as required under ASC 420 to record a restructuring accrual. Accordingly, Caliper reversed the previously recorded charges in the fourth quarter of 2009 and recorded the appropriate rent expense, both on a cumulative basis. Caliper evaluated the materiality of this error in accordance with ASC 250, Accounting Changes and Error Corrections, and SEC Staff Accounting Bulletin Nos. 99, Materiality, and 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and concluded that the effects of the correction of the error were not material to its full year 2009 and 2008 financial results or to any interim quarterly period therein.

CALIPER LIFE SCIENCES, INC.

Schedule II—VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
	(In thousands)
Year ended December 31, 2010:
Allowance for doubtful accounts	$805	$395	$104	$1,060
Valuation allowance for deferred tax assets	118,507	1,483	—	119,990

	$119,312	$1,878	$140	$121,050

Year ended December 31, 2009:
Allowance for doubtful accounts	$740	$240	$175	$805
Valuation allowance for deferred tax assets	118,270	237	—	118,507

	$119,010	$477	$175	$119,312

Year ended December 31, 2008:
Allowance for doubtful accounts	$1,320	$139	$719	$740
Valuation allowance for deferred tax assets	114,245	4,025	—	118,270

	$115,565	$4,164	$719	$119,010